EXHIBIT 10.1

SKYWORKS SOLUTIONS, INC.

SECOND AMENDED AND RESTATED 2008 DIRECTOR LONG-TERM INCENTIVE PLAN

1.    Purpose

        The purpose of this Second Amended and Restated 2008 Director Long-Term Incentive Plan (the “Plan”) of Skyworks Solutions, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract and retain the services of experienced and knowledgeable directors and to provide additional incentives for such directors to continue to work for the best interests of the Corporation and its stockholders through continuing ownership of its common stock. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.    Eligibility

        Each member of the Board who is not also an officer of the Company (a “Director”) is eligible to receive options, restricted stock and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant.”

3.    Administration and Delegation

        (a)    Administration by Board of Directors.    The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

        (b)    Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

4.    Stock Available for Awards

        (a)    Number of Shares.    Subject to adjustment under Section 9, Awards may be made under the Plan covering up to 1,470,000 shares of common stock, $.25 par value per share, of the Company (the “Common Stock”).

        (b)    Counting of Shares.    Subject to adjustment under Section 9, an option to purchase Common Stock (each, an “Option”) shall be counted against the share limit specified in Section 4(a) as one share for each share of common stock subject to the Option, and an Award that is not an Option (a “Non-Option Award”) shall be counted against the share limit specified in Section 4(a) as one and one-half (1.5) shares for each share of Common Stock issued upon settlement of such Non-Option Award.

Effective February 5, 2025

        (c)    Lapses.    If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

5.    Stock Options

        (a)    General.    The Board, in its discretion, may grant Options to Participants and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. Any such grant may vary among individual Participants. If the Board so determines, Options may be granted in lieu of cash compensation at the Participant’s election, subject to such terms and conditions as the Board may establish.

        (b)    Exercise Price.    The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement; provided, however, that the exercise price shall not be less than 100% of the Fair Market Value (as defined below in subsection (h)(3)) at the time the Option is granted.

        (c)    Options Not Deemed Incentive Stock Options.    Any Option granted pursuant to the Plan is not intended to be an incentive stock option described in Code Section 422 and shall be designated a “Nonqualified Stock Option.”

        (d)    Limitation on Repricing.    Unless such action is approved by the Company’s stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9), (2) the Board may not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) the Board may not cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value, other than pursuant to Section 9 and (4) the Board may not take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market.

        (e)    No Reload Rights.    No Option granted under the Plan shall contain any provision entitling the optionee to the automatic grant of additional Options in connection with any exercise of the original Option.

        (f)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted for a term in excess of ten (10) years.

        (g)    Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(h) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable or, subject to such conditions as the Board shall specify, on a deferred basis (with the Company’s obligation to be evidenced by an instrument providing for future delivery of the deferred shares at the time or times specified by the Board).

Effective February 5, 2025

        (h)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

        (1)   in cash or by check, payable to the order of the Company;

        (2)   except as the Board may otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

        (3)   by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for at least six (6) months and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements; or

        (4)   by any combination of the above permitted forms of payment.

6.    Restricted Stock; Restricted Stock Units

        (a)    General.    The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock to be delivered at the time such shares of Common Stock vest or at a later date (“Restricted Stock Units”) subject to such terms and conditions on the delivery of the shares of Common Stock as the Board shall determine (each Award for Restricted Stock or Restricted Stock Units is referred to herein as a “Restricted Stock Award”).

        (b)    Terms and Conditions.    Subject to Section 8, the Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

        (c)    Stock Certificates.    Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

7.    Other Stock-Unit Awards

        Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock Unit Awards”). Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the conditions of each Other Stock Unit Awards, including any purchase price applicable thereto and any conditions applicable thereto, including without limitation, performance-based conditions.

Effective February 5, 2025

8.    Automatic Awards

        (a)    Initial Award.    Each Participant who is first elected or appointed to serve as a Director after the Effective Date of the Plan shall automatically be granted, on the fifth business day after the date of his or her initial election or appointment (the “Initial Grant Date”), an Award consisting of Restricted Stock Units having a value approximating $225,000 (the “Initial Award”). The number of shares subject to the Restricted Stock Unit Award issued pursuant to the Initial Award shall be determined by dividing (x) $225,000 by (y) the non-weighted average of the Nasdaq Official Close Price of the Common Stock as reported by Nasdaq (or if the Common Stock is not then traded on Nasdaq, the official closing price as reported on such other market on which the Common Stock is then traded) for each trading day during the 30 consecutive trading day period ending on (and including) the Initial Grant Date and rounding such result to the nearest whole share (with .50 and greater being rounded up).

        (b)    Annual Award.    Each year, beginning on the date of the Company’s 2025 annual meeting of stockholders, each Participant who served as a Director of the Company prior to the date of the annual meeting of the Company’s stockholders for such year, or special meeting in lieu of the annual meeting of stockholders at which one or more directors are elected, and who continues to serve as a Director of the Company after the annual meeting of stockholders for such year, or special meeting in lieu of the annual meeting of stockholders at which one or more directors are elected, shall automatically be granted on the date of the annual meeting of the Company’s stockholders for such year (the “Annual Grant Date”), an Award consisting of Restricted Stock Units having a value approximating (i) $225,000 in the case of any such Director of the Company who does not serve as the Chairman of the Board and (ii) $250,000 in the case of any such Director of the Company who serves as a non-employee Chairman of the Board (in each case, the “Annual Award”). The number of shares subject to the Restricted Stock Unit Award issued pursuant to the Annual Award shall be determined by dividing (x) the applicable Annual Award by (y) the non-weighted average of the Nasdaq Official Close Price of the Common Stock as reported by Nasdaq (or if the Common Stock is not then traded on Nasdaq, the official closing price as reported on such other market on which the Common Stock is then traded) for each trading day during the 30 consecutive trading day period ending on (and including) the Annual Grant Date and rounding such result to the nearest whole share (with .50 and greater being rounded up).

        (c)    Vesting

        (1)   Unless otherwise determined by the Board, the Restricted Stock Units granted under Section 8(a) pursuant to the Initial Award shall vest as to one-third (33.33%) of the shares subject to the Restricted Stock Unit Award on the first anniversary of the date of grant and as to an additional one-third (33.33%) of such shares on each anniversary of the date of grant thereafter until, on the third anniversary of the date of grant, the Restricted Stock Unit Award shall have vested as to all (100%) of the shares of Common Stock covered thereby.

        (2)   Unless otherwise determined by the Board, the Restricted Stock Units granted under Section 8(b) pursuant to the Annual Award shall vest on the first anniversary of the date of grant as to all (100%) of the shares covered thereby.

        (3)   Notwithstanding anything to the contrary in this Section 8, with respect to Awards granted after February 2, 2016, if the Director’s term of service expires for any reason (including by reason of the Director’s retirement or failure to stand for reelection at the next annual meeting of stockholders), other than removal from the Board for cause, within ten (10) business days prior to the next scheduled vesting date of an Initial Award or Annual Award, as the case may be, then such Director shall, without any further action by the Board, be deemed to have continued his or her service through such next scheduled vesting date.

Effective February 5, 2025

9.    Adjustments for Changes in Common Stock and Certain Other Events

        (a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share counting provisions set forth in Section 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the number of securities issuable pursuant to automatic Awards made under Section 8, (v) the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions of each outstanding Other Stock Unit Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board.

        (b)    Reorganization Events.

        (1)    Definition.    A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

        (2)    Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards.    In connection with a Reorganization Event, the Board shall take any one or more of the following actions as to all or any outstanding Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised Options or other unexercised Awards shall become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Options or other Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all such outstanding Options or other Awards, in exchange for the termination of such Options or other Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (vi) any combination of the foregoing.

        For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

Effective February 5, 2025

        To the extent all or any portion of an Option becomes exercisable solely as a result of clause (ii) above, the Board may provide that upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price; such repurchase right (x) shall lapse at the same rate as the Option would have become exercisable under its terms and (y) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to clause (ii) above.

        (3)    Consequences of a Reorganization Event on Restricted Stock Awards.    Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

        (c)    Change in Control Events.

        (1)    Definition.    A “Change in Control Event” will be deemed to have occurred if the Continuing Directors (as defined below) cease for any reason to constitute a majority of the Board. For this purpose, a “Continuing Director” will include any member of the Board as of the Effective Date (as defined below) and any individual nominated for election to the Board by a majority of the then Continuing Directors.

        (2)    Consequences of a Change in Control Event on Options.    Notwithstanding any other provision of this Plan to the contrary, if a Change in Control Event occurs, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, any options outstanding as of the date such Change of Control is determined to have occurred and not then exercisable shall become fully exercisable to the full extent of the original grant.

        (3)    Consequences of a Change in Control Event on Restricted Stock Awards.    Notwithstanding any other provision of this Plan to the contrary, if a Change in Control Event occurs, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

10.    General Provisions Applicable to Awards

        (a)    Transferability of Awards.    Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

        (b)    Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Such written instrument may be in the form of an agreement signed by the Company and the Participant or a written confirming memorandum to the Participant from the Company. Each Award may contain terms and conditions in addition to those set forth in the Plan.

        (c)    Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

Effective February 5, 2025

        (d)    Termination of Status.    The Board shall determine the effect on an Award of the disability, death, or other change in the non-employee director status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

        (e)    Withholding.    Each Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with an Award to such Participant. Except as the Board may otherwise provide in an Award, for so long as the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

        (f)    Amendment of Award.    Except as provided in Section 5, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type and changing the date of exercise or realization, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

        (g)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

        (h)    Acceleration.    Except as otherwise provided in Section 9(c), the Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

11.    Miscellaneous

        (a)    No Right To Status.    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to any relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        (b)    No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

Effective February 5, 2025

        (c)    Effective Date and Term of Plan.    The Plan shall become effective on the date on which it is approved by the Company’s stockholders (the “Effective Date”), and no Award may be granted until the Effective Date. No Awards shall be granted under the Plan after the completion of 10 years from the date that the Plan was most recently approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

        (d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that, without approval of the Company’s stockholders, no amendment may (1) increase the number of shares authorized under the Plan (other than pursuant to Section 9), (2) materially increase the benefits provided under the Plan, (3) materially expand the class of participants eligible to participate in the Plan, (4) expand the types of Awards provided under the Plan or (5) make any other changes that require stockholder approval under the rules of the Nasdaq Stock Market, Inc. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

        (e)    Provisions for Foreign Participants.    The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

        (f)    Compliance With Code Section 409A.    No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code.

        (g)    Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

Effective February 5, 2025